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                               JARDEN CORPORATION
                            555 Theodore Fremd Avenue
                               Rye, New York 10580







                                                               February 10, 2004



The Board of Directors
Dixon Ticonderoga Company
195 International Parkway
Heathrow
FL 32746

Attention: Gino N. Pala

Re:      Amendment to Exclusivity Agreement

Dear Sirs:

         Reference is made to the Exclusivity Agreement, dated January 9, 2004, by and between Jarden Corporation, a Delaware corporation ("Buyer") and Dixon Ticonderoga Company, a Delaware corporation (the "Company"). In view of discussions between Buyer and the Company of potential alternative acquisition structures and Buyer's ongoing due diligence review, Buyer and the Company hereby agree to amend the Exclusivity Agreement as follows:

         1. The first paragraph of the Exclusivity Agreement is amended to read in its entirety as follows:

         In order to induce Jarden Corporation, a Delaware corporation ("Buyer"), to commit the resources, forego other potential opportunities, and incur the legal, accounting and other incidental expenses necessary to properly evaluate a potential transaction (the "Transaction") among the Buyer, a wholly owned subsidiary of Buyer to be formed ("Newco"), and Dixon Ticonderoga Company, a Delaware corporation (the "Company"), in which Buyer and/or Newco would acquire all of the issued and outstanding shares of common stock of the Company by merger or otherwise or acquire

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The Board of Directors
Dixon Ticonderoga Company
Page 2


         assets of the Company, and to negotiate the terms of definitive documentation with respect thereto, the Company and the Buyer agree that:

         2. Paragraph 2 of the Exclusivity Agreement is amended to read in its entirety as follows:

         2. Exclusivity. Pursuant to this letter agreement and subject to
         Section 3 hereof, the Buyer shall have the exclusive right to negotiate with the Company on the terms and conditions of, and definitive documentation for, the Transaction, which right shall expire on the earlier of (i) February 29, 2004 at 5:00 p.m. or, in the event such date is extended by the mutual written agreement of the Buyer and the Company, such later date, (ii) the execution by Buyer, Newco and the Company of a definitive acquisition agreement, and (iii) the time at which the discussions and negotiations with respect to the Transaction have been finally terminated by the Buyer (the "Termination Date").

         3. The date referenced in clause (ii) of Paragraph 6 of the Exclusivity Agreement is changed from "February 10, 2004" to "February 29, 2004".

         In all other respects, the terms of the Exclusivity Agreement shall remain the same.

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The Board of Directors
Dixon Ticonderoga Company
Page 3


         This amendment may be signed in counterparts, each of which shall be deemed to be an original and all of which shall constitute one agreement.

         If this amendment correctly expresses our mutual intentions, please execute and return the enclosed copy of this letter to the undersigned.


                                       JARDEN CORPORATION


                                       By: /s/ Desiree DeStefano
                                           ------------------------------------
                                           Name:  Desiree DeStefano
                                           Title: Senior Vice President


AGREED TO AND ACCEPTED
ON FEBRUARY 10, 2004

DIXON TICONDEROGA COMPANY



By: /s/ Richard A. Asta
    ------------------------------------
    Name:  Richard A. Asta
    Title: Chief Financial Officer